                     SHOPKO STORES, INC. AND SUBSIDIARIES
               EXHIBIT 12 - STATEMENTS RE COMPUTATION OF RATIOS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  First Quarters as of                      Fiscal Years Ended
                                           ---------------------------------------------------------------------------------
                                                June 14,        June 15,        February 22,    February 24,    February 25,
                                                  1997           1996               1997            1996            1995
                                               (16 Weeks)      (16 Weeks)        (52 Weeks)      (52 Weeks)      (52 Weeks)
                                           ---------------------------------------------------------------------------------
   Ratio of Earnings to Fixed Charges
   ---------------------------------------
   COMPUTATION OF EARNINGS


1  Pretax Income                                $ 11,920        $  9,485        $ 74,022        $  63,140       $  62,418

2  Add previously capitalized interest
   amortized during the period                       170             168             548              540             503
3  Less interest capitalized during
   the period                                          0             128             128              249           1,309
                                                --------        --------       ---------        ---------       ---------
4  Total earnings (sum of lines 1 to 3)           12,090           9,525          74,442           63,431          61,612

   COMPUTATION OF FIXED CHARGES

5  Interest (1)                                    9,025           9,650          31,905           34,531          30,351
6  Interest factor in rental expense                 874             781           2,657            2,689           2,403
                                                --------        --------       ---------        ---------       ---------
7  Total fixed charges (sum of lines 5 and 6)      9,899          10,431          34,562           37,220          32,754
8  TOTAL EARNINGS AND   FIXED CHARGES (LINE 4
   PLUS LINE 7)                                 $ 21,989        $ 19,956        $109,004        $ 100,651       $  94,366
                                                ========        ========        ========        =========       =========
9  Ratio (line 8 divided by line 7)                  2.2             1.9             3.2              2.7             2.9

   (1) Includes capitalized interest